EXHIBIT 23.3

[LETTERHEAD OF McGLADREY LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Northeast Utilities Savings Plan of our report dated June 24, 2011, relating to our audit of the financial statements, which appear in the Annual Report on Form 11-K of NSTAR Savings Plan for the year ended December 31, 2010.

/s/ McGladrey LLP Boston, Massachusetts

May 8, 2012